Exhibit10_7

AMENDMENT No. 4 TO THE

WPX ENERGY, inc. 2013 incentive plan

AND

GLOBAL AMENDMENT TOob RESTRICTED STOCK UNIT AGREEMENTS

This Amendment No. 4 to the WPX Energy, Inc. 2013 Incentive Plan and Global Amendment to Restricted Stock Unit Agreements (the “Amendment”) is dated December 1, 2021 and amends the WPX Energy, Inc. 2013 Incentive Plan, as amended (the “Plan”), and each outstanding Time-Based Restricted Stock Unit Agreement, Performance-Based Restricted Stock Unit Agreement and Non-Management Director Restricted Stock Unit Agreement issued by WPX Energy, Inc. (“WPX”) pursuant to the Plan.

RECITALS

WHEREAS, WPX, with shareholder approval, established an incentive plan effective May 22, 2013, known as the WPX Energy, Inc. 2013 Incentive Plan (the “Plan”); and

WHEREAS, as a result of the consummation of that certain Agreement and Plan of Merger with Devon Energy Corporation (“Devon”) and East Merger Sub, Inc. (the “Merger Agreement”), WPX has become a wholly-owned subsidiary of Devon (the “Merger”); and

WHEREAS, pursuant to the terms of the Merger Agreement, each restricted stock unit under the Plan that was outstanding immediately prior to the effective time of the Merger and that by its terms did not settle by reason of the Merger was assumed by Devon and converted into a number of restricted stock units with respect to shares of common stock of Devon pursuant to a formula described in the Merger Agreement; and

WHEREAS, pursuant to resolutions of the Board of Directors of Devon approved on January 5, 2021, as of the effective time of the Merger, Devon assumed all rights and obligations under the Plan and all references to WPX in the Plan shall be deemed to refer to Devon and the Compensation Committee of the Devon Board (or its delegate) shall be the administrator of the Plan; and

WHEREAS, Devon, pursuant to such assumption of rights and obligations under the Plan and as authorized by the Board of Directors of Devon, wishes to amend the Plan and each outstanding Time-Based Restricted Stock Unit Agreement, Performance-Based Restricted Stock Unit Agreement and Non-Management Director Restricted Stock Unit Agreement (each, an “Agreement”) as set forth below.

NOW, THEREFORE, the Plan and each Agreement are hereby amended as set forth herein.

1.Effective Date.  This Amendment will be effective December 1, 2021.

2.Definitions.

(a)Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Plan.

(b)“Devon” means Devon Energy Corporation.

(c)“Devon Common Stock” means the common stock, par value $0.10 per share, of Devon, and after substitution, such other stock as shall be substituted therefore as provided in Section 4.2 of the Plan.

(d)“Employee RSU” means:

(i)any Restricted Stock Unit that is issued to an Eligible Person and that is outstanding and unvested as of December 1, 2021; and

(ii)any Performance Unit that is issued to an Eligible Person and that is outstanding and unvested as of December 1, 2021.

(e)“Non-Management Director RSU” means any Restricted Stock Unit that is issued to a Non-Management Director and that is outstanding as of December 1, 2021.

3.Employee Dividend Equivalent Rights.

(a)The provisions of this Section 3 amend and supersede any restriction described in Sections 8.2 and 9.3 of the Plan or in any other provision of the Plan with respect to a Grantee’s right to receive dividend equivalents in respect of Employee RSUs.

(b)Each Employee RSU is hereby credited with a corresponding dividend equivalent right (“Employee DER”), which shall remain outstanding from the effective date of this Amendment until the earlier of the payment or forfeiture of the Employee RSU to which it corresponds.  Pursuant to each outstanding Employee DER, the Grantee shall be entitled to receive a payment equal to any cash dividends paid on the shares of Devon Common Stock underlying the Employee RSU to which such Employee DER corresponds, provided that the record date with respect to any such dividend was after January 7, 2021 and prior to the earlier of the payment or forfeiture of the corresponding Employee RSU.

(c)Employee DERs will be credited to a bookkeeping account established on the records of Devon for the Grantee and will vest subject to the same conditions as are applicable to the corresponding Employee RSUs.  Employee DERs will be paid in cash to the Grantee reasonably promptly following such vesting, but in no event will such payment be made later than March 15 of the calendar year following the calendar year in which such vesting occurs. Employee DERs will be forfeited to the extent that the corresponding Employee RSUs do not vest and are forfeited or cancelled.

(d)No interest shall be credited on Employee DERs.

4.Non-Management Director Dividend Equivalent Rights.

(a)The provisions of this Section 4 amend and supersede any restriction described in Section 8.2 and Article 14 of the Plan or in any other provision of the Plan with respect to a Non-Management Director’s right to receive dividend equivalents in respect of Non-Management Director RSUs.

(b)Each Non-Management Director RSU is hereby credited with a corresponding dividend equivalent right (“Non-Management Director DER”), which shall remain outstanding from the effective date of this Amendment until the payment of the Non-Management Director RSU to which it corresponds.  Pursuant to each outstanding Non-Management Director DER, the Non-Management Director shall be entitled to receive a payment equal to any cash dividends paid on the shares of Devon Common Stock underlying the Non-Management Director RSU to which such Non-Management Director DER corresponds, provided that the record date with respect to any such dividend was after January 7, 2021 and prior to the payment of the corresponding Non-Management Director RSU.

(c)Non-Management Director DERs will be credited to a bookkeeping account established on the records of Devon for the Non-Management Director and will be paid in accordance with the following:

(i)With respect to dividends paid to holders of Devon Common Stock before December 1, 2021, the corresponding Non-Management Director DERs will be paid in cash to the Non-Management Director no later than December 31, 2021.

(ii)With respect to dividends paid to holders of Devon Common Stock on or after December 1, 2021, the corresponding Non-Management Director DERs will be paid in cash to the Non-Management Director during the calendar year in which the dividend is paid to holders of Devon Common Stock.

(d)Non-Management Director DERs and any amounts that may become distributable in respect thereof shall be treated separately from the Non-Management Director RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Code.

(e)No interest shall be credited on Non-Management Director DERs.

5.All notices to Devon required under the Plan or any Agreement shall be in writing and delivered by hand or by mail, addressed to Devon Energy Corporation Corporate Secretary, 333 W. Sheridan Avenue, Oklahoma City, OK, 73102.

6.Except as amended above, all terms and conditions of the Plan and each Agreement shall remain in full force and effect.

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